Exhibit 21

FRANKLIN COVEY CO.
Subsidiaries

Domestic:
Franklin Covey Printing, Inc. (a Utah corporation)
Franklin Development Corporation (a Utah corporation)
Franklin Covey Mexico, Inc. (a Utah corporation)
Franklin Covey Travel, Inc. (a Utah corporation)
Franklin Covey Catalog Sales, Inc. (a Utah corporation)
Franklin Covey Client Sales, Inc. (a Utah corporation)
Franklin Covey Product Sales, Inc. (a Utah corporation)
Franklin Covey Services, L.L.C. (a Utah limited liability company)
Franklin Covey Marketing, Ltd. (a Utah limited liability company)

International:
Franklin Covey Canada, Ltd. (a Canada corporation)
Franklin Covey de Mexico S. de R.L. de C.V. (Mexico)
Franklin Covey Europe, Ltd. (England, Wales)
Franklin Covey Proprietary Limited (Queensland Australia)
Franklin Covey Middle East W.L.L. (Bahrain)
Franklin Covey Japan Co. Ltd. (Japan)
Franklin Covey Brasil Ltda. (Brazil)
Franklin Covey Ireland Limited (Ireland)

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